                                                                    EXHIBIT 12.1


                            BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                             Three Months Ended
                                                                  March 31,                    Year Ended December 31,
                                                             ------------------   ------------------------------------------------
                                                               2001      2000      2000      1999       1998       1997      1996
                                                              ------    ------    ------    ------     ------     ------    ------
Earnings (Loss)

    Income (Loss) Before Income Taxes ....................       561       137       967    $  (13)    $ (624)    $  470    $  473

    Add
       Interest and fixed charges ........................        45        50       197       211        193        174       170
       Portion of rent under long-term operating
          leases representative of an interest factor ....         3         2         8         8          7          8         9
                                                              ------    ------    ------    ------     ------     ------    ------
    Total Earnings (Loss) Available for Fixed Charges ....    $  609    $  189    $1,172    $  206     $ (424)    $  652    $  652
                                                              ======    ======    ======    ======     ======     ======    ======

Fixed Charges

    Interest and fixed charges ...........................    $   45    $   50    $  197    $  211     $  193     $  174    $  170
    Portion of rent under long-term operating
       leases representative of an interest factor .......         3         2         8         8          7          8         9
    Capitalized interest .................................                                                 14         12        14
                                                              ------    ------    ------    ------     ------     ------    ------
    Total Fixed Charges ..................................    $   48    $   52    $  205    $  219     $  214     $  194    $  193
                                                              ------    ------    ------    ======     ======     ======    ======

Ratio of Earnings to Fixed Charges (1) ...................     12.69x     3.63x     5.72x      .94x        --       3.36x     3.38x
                                                              ======    ======    ======    ======     ======     ======    ======

(1) Total earnings available for fixed charges in 1998 were inadequate to cover total fixed charges in the amount of approximately $638 million due to the impairment of oil and gas properties.